UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BRILLIANT ACQUISITION CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

EXPLANATORY NOTE

On September 26, 2022, Brilliant Acquisition Corporation (the “Registrant”) filed with the Securities and Exchange Commission a definitive proxy statement for the Special Meeting of Shareholders to be held on October 17, 2022 at 10:00 a.m. EST (the “Definitive Proxy Statement”). The Registrant is filing these definitive additional proxy materials on September 29, 2022, to amend and supplement certain information in the Definitive Proxy Statement. No other information in the Definitive Proxy Statement has been revised, supplemented, updated or amended.

SUPPLEMENT TO PROXY STATEMENT FOR

SPECIAL MEETING OF STOCKHOLDERS OF BRILLIANT ACQUISITION CORPORATION

TO BE HELD ON OCTOBER 17, 2022

The following disclosure updates certain information in the Definitive Proxy Statement as set forth below.

Except as amended and supplemented below, all other information in the Definitive Proxy Statement remains unchanged. The updated disclosures should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All page and paragraph references used herein refer to the Definitive Proxy Statement before any additions or deletions resulting from the revised disclosures, and terms used herein, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

On September 28, 2022, parties to the Merger Agreement entered into an Amendment No. 2 to the Merger Agreement pursuant to which the parties agreed to increase the amount of the “Backstop Pool” (as defined in the Merger Agreement) of shares to be issued to Brilliant Public Shareholders in the Business Combination from the lower of (1) 506,000, and (2) 20% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time (each as defined in the Merger Agreement) prior to the Amendment to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time pursuant to the Amendment.

As a result of Amendment No. 2 to the Merger Agreement, the definition of “Backstop Pool” on (i) the third page of the letter to shareholders, (ii) the sixth paragraph of page 4, and (iii) the second paragraph on page 15, is hereby amended and restated in its entirety to read:

The “Backstop Pool” will equal a number of shares equal to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of Ordinary Shares and Rights issued and outstanding immediately prior to the Effective Time.

The last paragraph on page 20 is hereby amended and restated in its entirety to read:

In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request for information no later than October 10, 2022.